EXHIBIT 10.43

ASPEN TECHNOLOGY, INC. DIRECTOR COMPENSATION POLICY

We shall pay our non-employee directors an annual fee of $25,000 for their services as directors, and we shall pay retainers as set forth in the table below. All annual retainers shall be payable in monthly installments.

Position	Retainer
Chairman of the Board	$75,000
Audit Committee Chair	30,000
Audit Committee Member	20,000
Compensation Committee Chair	15,000
Compensation Committee Member	7,500

We shall also pay each director $2,500 for participation in our quarterly board meetings, and $2,000 for participation in all other board of directors or committee meetings of at least one hour duration.  All participation fees shall be payable quarterly.

The foregoing policy may be modified by the board of directors at any time.